                              AMENDED AND RESTATED

                      AGREEMENT AND PLAN OF REORGANIZATION

                                 BY AND BETWEEN

                               ATARI CORPORATION

                                      AND

                                JT STORAGE, INC.

                                 APRIL 8, 1996

                               TABLE OF CONTENTS

                                                                                          PAGE
                                                                                          ----
ARTICLE I -- THE MERGER.............................................................        2
1.1    The Merger.......................................................................    2
1.2    Closing; Effective Time..........................................................    2
1.3    Effect of the Merger.............................................................    2
1.4    Certificate of Incorporation; Bylaws.............................................    2
1.5    Directors and Executive Officers.................................................    3
1.6    Effect on Capital Stock..........................................................    3
1.7    Surrender of Certificates........................................................    4
1.8    No Further Ownership Rights in Atari Stock.......................................    5
1.9    Lost, Stolen or Destroyed Certificates...........................................    5
1.10   Tax Consequences.................................................................    5
1.11   Taking of Necessary Action; Further Action.......................................    5
ARTICLE II -- REPRESENTATIONS AND WARRANTIES OF JTS.................................        6
2.1    Organization, Standing and Power.................................................    6
2.2    Capital Structure................................................................    7
2.3    Authority........................................................................    8
2.4    Financial Statements.............................................................    9
2.5    Absence of Certain Changes.......................................................    9
2.6    Absence of Undisclosed Liabilities...............................................    9
2.7    Litigation.......................................................................   10
2.8    Restrictions on Business Activities..............................................   10
2.9    Governmental Authorization.......................................................   10
2.10   Title to Property................................................................   10
2.11   Intellectual Property............................................................   11
2.12   Environmental Matters............................................................   11
2.13   Tax..............................................................................   11
2.14   Employee Benefit Plans...........................................................   12
2.15   Certain Agreements Affected by the Merger........................................   13
2.16   Employee Matters.................................................................   13
2.17   Interested Party Transactions....................................................   14
2.18   Insurance........................................................................   14
2.19   Compliance With Laws.............................................................   14
2.20   Minute Books.....................................................................   14
2.21   Complete Copies of Materials.....................................................   14
2.22   Brokers' and Finders' Fees.......................................................   15
2.23   Registration Statement; Proxy Statement/Prospectus...............................   15
2.24   Vote Required....................................................................   15
2.25   Board Approval...................................................................   15
2.26   Underlying Documents.............................................................   15
2.27   Representations Complete.........................................................   16
ARTICLE III -- REPRESENTATIONS AND WARRANTIES OF ATARI..............................       16
3.1    Organization, Standing and Power.................................................   16
3.2    Capital Structure................................................................   16
3.3    Authority........................................................................   17
3.4    SEC Documents; Financial Statements..............................................   18
3.5    Absence of Certain Changes.......................................................   18

                                                                                          PAGE
                                                                                          ----
3.6    Absence of Undisclosed Liabilities...............................................   19
3.7    Litigation.......................................................................   19
3.8    Restrictions on Business Activities..............................................   19
3.9    Governmental Authorization.......................................................   19
3.10   Title to Property................................................................   19
3.11   Intellectual Property............................................................   20
3.12   Environmental Matters............................................................   20
3.13   Tax..............................................................................   21
3.14   Employee Benefit Plans...........................................................   21
3.15   Certain Agreements Affected by the Merger........................................   22
3.16   Employee Matters.................................................................   22
3.17   Interested Party Transactions....................................................   23
3.18   Insurance........................................................................   23
3.19   Compliance With Laws.............................................................   23
3.20   Minute Books.....................................................................   23
3.21   Complete Copies of Materials.....................................................   24
3.22   Broker's and Finders' Fees.......................................................   24
3.23   Registration Statement; Proxy Statement/Prospectus...............................   24
3.24   Opinion of Financial Advisor.....................................................   24
3.25   Board Approval...................................................................   24
3.26   Vote Required....................................................................   24
3.27   Underlying Documents.............................................................   24
3.28   Representations Complete.........................................................   25
ARTICLE IV -- CONDUCT PRIOR TO THE EFFECTIVE TIME...................................       25
4.1    Conduct of Business of JTS and Atari.............................................   25
4.2    Conduct of Business of JTS.......................................................   26
4.3    Conduct of Business of Atari.....................................................   27
4.4    No Other JTS Negotiations........................................................   28
4.5    No Other Atari Negotiations......................................................   29
ARTICLE V -- ADDITIONAL AGREEMENTS..................................................       30
5.1    Proxy Statement/Prospectus; Registration Statement...............................   30
5.2    Meetings of Stockholders.........................................................   30
5.3    Access to Information............................................................   31
5.4    Public Disclosure................................................................   31
5.5    Consents; Cooperation............................................................   31
5.6    Continuity of Interest Certificates..............................................   31
5.7    Voting Agreements................................................................   32
5.8    FIRPTA...........................................................................   32
5.9    Legal Requirements...............................................................   32
5.10   Blue Sky Laws....................................................................   32
5.11   Atari Employee Benefit Plans.....................................................   33
5.12   Atari Debentures.................................................................   33
5.13   Form S-8.........................................................................   33
5.14   Tax-Free Reorganization; Tax Returns.............................................   33
5.15   Registration Rights..............................................................   33

                                                                                          PAGE
                                                                                          ----
5.16   Indemnification of Officers and Directors........................................   33
5.17   Listing of JTS Common Stock......................................................   34
5.18   Atari Consent to JTS Transaction with Moduler....................................   34
5.19   Atari SEC Documents..............................................................   34
5.20   Best Efforts and Further Assurances..............................................   34
ARTICLE VI -- CONDITIONS TO THE MERGER..............................................       34
6.1    Conditions to Obligations of Each Party to Effect the Merger.....................   34
6.2    Additional Conditions to Obligations of JTS......................................   36
6.3    Additional Conditions to the Obligations of Atari................................   37
ARTICLE VII -- TERMINATION, AMENDMENT AND WAIVER....................................       38
7.1    Termination......................................................................   38
7.2    Effect of Termination............................................................   39
7.3    Expenses.........................................................................   39
7.4    Amendment........................................................................   39
7.5    Extension; Waiver................................................................   40
ARTICLE VIII -- GENERAL PROVISIONS..................................................       40
8.1    Non-Survival at Effective Time...................................................   40
8.2    Absence of Third Party Beneficiary Rights........................................   40
8.3    Notices..........................................................................   40
8.4    Interpretation...................................................................   41
8.5    Counterparts.....................................................................   41
8.6    Entire Agreement; Nonassignability; Parties in Interest..........................   41
8.7    Severability.....................................................................   42
8.8    Remedies Cumulative..............................................................   42
8.9    Governing Law....................................................................   42
8.10   Rules of Construction............................................................   42
8.11   Amendment and Restatement........................................................   42

                                   SCHEDULES

JTS Disclosure Schedule
Atari Disclosure Schedule

Schedule 5.6(a)  -- JTS Significant Stockholders
Schedule 5.6(b)  -- Atari Significant Shareholders
Schedule 5.7(a)  -- JTS Voting Agreement Signatories
Schedule 5.7(b)  -- Atari Voting Agreement Signatories
Schedule 5.15    -- Registration Rights Holders

                                    EXHIBITS

Exhibit A     Form of Amended and Restated Certificate of Incorporation
Exhibit B     Form of Amended and Restated Bylaws
Exhibit C-1   Form of JTS Voting Agreement
Exhibit C-2   Form of Atari Voting Agreement

                              AMENDED AND RESTATED

                      AGREEMENT AND PLAN OF REORGANIZATION

     This AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of April 8, 1996, by and between Atari Corporation, a Nevada corporation ("Atari"), and JT Storage, Inc., a Delaware corporation ("JTS").

                                    RECITALS

     A. Atari is in the business of designing, manufacturing and selling computers, computer peripheral products and video games.

     B. JTS is in the business of designing, manufacturing and selling computer peripheral products including mass storage computer disc drives.

     C. The Boards of Directors of JTS and Atari believe it is in the best interests of their respective companies and the stockholders of their respective companies that JTS and Atari combine into a single company through the statutory merger of Atari with and into JTS (the "Merger") and, in furtherance thereof, have approved the Merger.

     D. In connection with the Merger, among other things, the outstanding shares of Atari Common Stock, $.01 par value ("Atari Common Stock"), shall be converted into shares of JTS Common Stock, $.000001 par value ("JTS Common Stock"), at the rate set forth herein.

     E. JTS and Atari desire to make certain representations and warranties and other agreements in connection with the Merger.

     F. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a)(1)(A) of the Code.

     G. This Agreement amends and restates that certain Agreement and Plan of Reorganization by and among Atari, JTS and JTS Acquisition Corporation dated as of February 12, 1996.

     NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement, a Certificate of Merger prepared in accordance with Delaware Law (as defined herein) and Nevada Law (as defined herein) and reasonably acceptable to counsel to JTS and counsel to Atari (the "Certificate of Merger"), and the applicable provisions of the Delaware General Corporation Law ("Delaware Law") and Nevada General Corporation Law ("Nevada Law"), Atari shall be merged with and into JTS, the separate corporate existence of Atari shall cease and JTS shall continue as the surviving corporation. JTS as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

     1.2 Closing; Effective Time. The closing of the transactions contemplated hereby (the "Closing") shall take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in Article VI hereof or at such other time as the parties hereto agree (the "Closing Date"). The Closing shall take place at the offices of Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California, or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger with (i) the Secretary of State of the State of Delaware and with the Recorder of the County in which the registered office of JTS is located, in accordance with the relevant provisions of Delaware Law and (ii) the Secretary of State of the State of Nevada, in accordance with the relevant provisions of Nevada Law (the time of such filings being the "Effective Time").

     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law and Nevada Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Atari shall vest in the Surviving Corporation, and all debts, liabilities and duties of Atari shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4 Certificate of Incorporation; Bylaws.

     (a) At the Effective Time, the Certificate of Incorporation of JTS, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Certificate of Incorporation; provided, however, that the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in the form attached hereto as Exhibit A.

     (b) The Bylaws of JTS, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended; provided, however, that the Bylaws of the Surviving Corporation shall be amended and restated in the form attached hereto as Exhibit B.

     1.5 Directors and Executive Officers. At the Effective Time, the directors of the Surviving Corporation shall be Sirjang Lal Tandon, David T. Mitchell, Jean D. Deleage, Alan Azan, Roger W. Johnson, LipBu Tan, Jack Tramiel and Michael Rosenberg. The executive officers of JTS immediately prior to the Effective Time shall constitute the only executive officers of the Surviving Corporation as of the Effective Time, unless otherwise designated by JTS.

     1.6 Effect on Capital Stock. By virtue of the Merger and without any action on the part of JTS, Atari or the holders of any of the following securities:

          (a) Conversion of Atari Common Stock. At the Effective Time, each share of Atari Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Atari Common Stock to be canceled pursuant to Section 1.6(b)) will be canceled and extinguished and be converted automatically into the right to receive one (1) share of JTS Common Stock (the "Exchange Ratio").

          (b) Cancellation of Certain Stock. At the Effective Time, each share of Atari Common Stock owned by JTS or any direct or indirect wholly-owned subsidiary of JTS immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

          (c) Atari Stock Options. At the Effective Time, all options to purchase Atari Common Stock then outstanding under the Atari Amended 1986 Stock Option Plan (the "Atari Stock Option Plan") shall be assumed by JTS in accordance with Section 5.11.

          (d) Atari Debentures. At the Effective Time, JTS shall assume all obligations of Atari under Atari's 5 1/4% Convertible Subordinated Debentures Due 2002 (the "Atari Debentures"), and such debentures shall be convertible into shares of JTS Common Stock in accordance with Section 5.12.

          (e) Federated Debentures. To the extent required by that certain Indenture dated as of April 15, 1985 from the The Federated Group, Inc. to Security Pacific National Bank, as trustee, together with the first supplemental indenture thereto dated as of September 24, 1987, at the Effective Time, JTS shall assume any obligations of Atari under the 7 1/2% Convertible Subordinated Debentures due April 15, 2010 of The Federated Group, Inc. (the "Federated Debentures").

     (f) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Atari Common Stock or JTS Common Stock), reorganization, recapitalization or other like change with respect to Atari Common Stock, JTS Common Stock or JTS Series A Preferred Stock, $.000001 par value ("JTS Series A Preferred Stock"), occurring after the date hereof and prior to the Effective Time.

     (g) Fractional Shares. No fraction of a share of JTS Common Stock will be issued, but in lieu thereof each holder of shares of Atari Common Stock who would otherwise be entitled to a fraction of a share of JTS Common Stock (after aggregating all fractional shares of JTS Common Stock to be received by such holder) shall receive from JTS an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the closing price of a share of Atari Common Stock on the trading day immediately prior to the Effective Time, as reported by the American Stock Exchange.

     1.7 Surrender of Certificates.

     (a) Exchange Agent. Registrar and Transfer Company, Cranford, NJ, shall act as exchange agent (the "Exchange Agent") in the Merger.

     (b) JTS to Provide Common Stock and Cash. Promptly after the Effective Time, JTS shall make available to the Exchange Agent for exchange in accordance with this Article I, through such procedures as JTS may reasonably adopt, (i) the shares of JTS Common Stock issuable pursuant to Section 1.6(a) in exchange for shares of Atari Common Stock outstanding immediately prior to the Effective Time and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 1.6(g).

     (c) Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Atari Common Stock, whose shares were converted into the right to receive shares of JTS Common Stock (and cash in lieu of fractional shares) pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in such form and have such other provisions as JTS may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of JTS Common Stock (and cash in lieu of fractional shares). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by JTS, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of JTS Common Stock and payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.6, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Atari Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of JTS Common Stock into which such shares of Atari Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6.

     (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to JTS Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of JTS Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of JTS Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.7(d)) with respect to such shares of JTS Common Stock.

     (e) Transfers of Ownership. If any certificate for shares of JTS Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to JTS or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of JTS

Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of JTS or any agent designated by it that such tax has been paid or is not payable.

     (f) No Liability. Notwithstanding anything to the contrary in this Section 1.7, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     1.8 No Further Ownership Rights in Atari Stock. All shares of JTS Common Stock issued upon the surrender for exchange of shares of Atari Common Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Atari Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Atari Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     1.9 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of JTS Common Stock (and cash in lieu of fractional shares) as may be required pursuant to Section 1.6; provided, however, that JTS may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against JTS, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     1.10 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code.

     1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Atari, the officers and directors of Atari are fully authorized in the name of the corporation or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

     1.12 Dissenting JTS Shares.

     (a) Notwithstanding any provision of this Agreement to the contrary, any shares of JTS Common Stock or JTS Series A Preferred Stock held by a holder who has exercised dissenters' rights for such shares in accordance with Delaware Law or California General Corporation Law to the extent such law is applicable by virtue of Section 2115 thereof ("California Law") and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights ("Dissenting Shares"), shall be entitled to such rights as are granted by Delaware Law or California Law.

     (b) JTS shall give Atari (i) prompt notice of any written demands received by JTS for an appraisal of shares of capital stock of JTS pursuant to Section 262 of Delaware Law or Chapter 13 of California Law, withdrawals of such demands, and any other related instruments served pursuant to Delaware Law or California Law and received by JTS and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. JTS shall not, except with the prior written consent of Atari, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands.

                                   ARTICLE II

                     REPRESENTATIONS AND WARRANTIES OF JTS

     In this Agreement, any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any material event, change, condition or effect related to the condition

(financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of such entity or group of entities. In this Agreement, any reference to a "Material Adverse Effect" with respect to any entity or group of entities means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects of such entity and its subsidiaries, taken as a whole.

     In this Agreement, any reference to a party's "knowledge" means such party's actual knowledge after due and diligent inquiry.

     Except as disclosed in a document of even date herewith and delivered by JTS to Atari prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "JTS Disclosure Schedule"), JTS represents and warrants to Atari as follows:

     2.1 Organization, Standing and Power. Each of JTS and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of JTS and its subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on JTS and its subsidiaries, taken as a whole. JTS has delivered a true and correct copy of the Certificate of Incorporation and Bylaws or other charter documents, as applicable, of JTS and each of its subsidiaries, each as amended to date, to Atari. Neither JTS nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents. JTS is the owner of all outstanding shares of capital stock of each of its subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each such subsidiary are owned by JTS free and clear of all liens, charges, claims or encumbrances or rights of others. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such subsidiary, or otherwise obligating JTS or any such subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. Except as disclosed in the JTS Disclosure Schedule, JTS does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

     2.2 Capital Structure. The authorized capital stock of JTS consists of 90,000,000 shares of Common Stock, $.000001 par value, and 70,000,000 shares of Preferred Stock, $.000001 par value, all of which is designated Series A Preferred Stock, of which there were issued and outstanding as of the close of business on April 5, 1996, 9,204,741 shares of Common Stock and 29,696,370 shares of Series A Preferred. The JTS Disclosure Schedule contains a true and complete list of the holders of JTS Common Stock and JTS Series A Preferred Stock and the number of shares held by each such holder on April 5, 1996. There are no other outstanding shares of capital stock or voting securities. Each outstanding share of JTS Series A Preferred Stock is convertible into one (1) share of JTS Common Stock. All outstanding shares of JTS Common Stock and JTS Series A Preferred Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of JTS or any agreement to which JTS is a party or by which it is bound. As of the close of business on April 5, 1996, JTS has reserved (i) 4,300,000 shares of JTS Common Stock for issuance to employees and consultants pursuant to the JTS 1995 Stock Option Plan (the "JTS Stock Option Plan"), of which 37,554 shares have been issued pursuant to option exercises and 3,680,358 shares are subject to outstanding, unexercised options,
(ii) 600,000 shares of JTS Common Stock for issuance upon the exercise of outstanding, unexercised JTS Warrants and (iii) 32,500,000 shares of JTS Series A Preferred Stock and JTS Common Stock for issuance upon conversion of the note issued to Atari on February 13, 1996 and upon exercise of the warrants issuable to Atari pursuant to such note. Since April 5, 1996, JTS has not issued or granted additional options under the JTS Stock Option Plan. Other than pursuant to this Agreement, there are no other options, warrants, calls, rights, commitments or agreements of any character to which JTS is a party or by which it is bound obligating JTS to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of JTS or obligating JTS to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. The terms of the JTS Stock Option Plan and the JTS Warrants permit the assumption or substitution of options or warrants, as applicable, to purchase Atari Common Stock as provided in this Agreement, without the consent or approval of the holders of such securities, the JTS stockholders, or otherwise. True and complete copies of all agreements and instruments relating to or issued under the JTS Stock Option Plan or JTS Warrants have been made available to Atari and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form made available to Atari. The shares of JTS Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, and non-assessable.

     2.3 Authority. JTS has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of JTS, subject only to the approval of the Merger by JTS's stockholders as contemplated by Section 6.1(a). This Agreement has been duly executed and delivered by JTS and constitutes the valid and binding obligation of JTS. The execution and delivery of this Agreement by JTS does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation or Bylaws of JTS or any of its subsidiaries, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to JTS or any of its subsidiaries or any of their properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to JTS or any of its subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger as provided in
Section 1.2, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country; (iii) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR"); and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on JTS and its subsidiaries, taken as a whole, and would not prevent, alter or materially delay any of the transactions contemplated by this Agreement. The JTS Disclosure Schedule sets forth a full and complete list of all necessary consents, waivers and approvals of third parties applicable to the operations of JTS that are required to be obtained by JTS in connection with the execution and delivery of this Agreement or the Merger Agreement by JTS or the consummation by JTS of the transactions contemplated hereby or thereby, except any such consents, waivers and approvals, which, if not obtained, would not have a Material Adverse Effect on JTS and its subsidiaries, taken as a whole. Prior to the Closing Date, JTS will obtain all such consents.

     The Stock Purchase Agreement dated as of April 4, 1996 between JTS and Lunenburg, S.A., a Panama corporation, together with all documents executed in connection therewith (the "Moduler Agreement"), has been duly executed and delivered by JTS, the transactions contemplated thereby have been consummated, and the Moduler Agreement constitutes a valid and binding obligation of JTS. JTS has provided to Atari a true, correct and complete copy of the Moduler Agreement, and has performed all obligations required to be performed by it to date under the Moduler Agreement. To JTS' best knowledge, (a) the other parties to the Moduler Agreement have performed all obligations required to be performed by them to date under such agreement, (b) as to such other parties, the Moduler Agreement is valid, binding and enforceable in accordance with its terms and (c) the Moduler Agreement is in full force and effect with no default or dispute or basis therefor existing with respect thereto.

     2.4 Financial Statements. JTS has furnished to Atari its audited consolidated balance sheet, consolidated statements of operations and consolidated statements of stockholders equity and cash flows as of and for the year ended January 28, 1996, and the audited statement of assets and liabilities, statement of revenues and expenses and cash flows of The Hard Disk Drive Division of Moduler as of and for the year ended January 28, 1996 (collectively, the "JTS Financial Statements"). The JTS Financial Statements, including the notes thereto, were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements as of their respective dates, and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto). The JTS Financial Statements are in accordance with the books and records of JTS and fairly present the consolidated financial condition and operating results of JTS and its subsidiaries at the dates and during the periods indicated therein. There has been no change in JTS accounting policies except as described in the notes to the JTS Financial Statements.

     2.5 Absence of Certain Changes. Since January 28, 1996, (the "JTS Balance Sheet Date"), JTS has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect to JTS and its subsidiaries, taken as a whole; (ii) any acquisition, sale or transfer of any material asset of JTS or any of its subsidiaries other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by JTS or any revaluation by JTS of any of its or any of its subsidiaries' assets; (iv) any issuance or agreement to issue or any commitment to issue any equity security, bond, note or other security of JTS or any of its subsidiaries; (v) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of JTS, or any direct or indirect redemption, purchase or other acquisition by JTS of any of its shares of capital stock; (vi) any material contract entered into by JTS or any of its subsidiaries, other than in the ordinary course of business and as provided to Atari, or any amendment or termination of, or default under, any material contract to which JTS or any of its subsidiaries is a party or by which it is bound; or (vii) any negotiation or agreement by JTS or any of its subsidiaries to do any of the things described in the preceding clauses (i) through (vii) (other than negotiations with Atari regarding the transactions contemplated by this Agreement).

     2.6 Absence of Undisclosed Liabilities. JTS has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than
(i) those set forth or adequately provided for in the JTS balance sheet and the Moduler statement of assets and liabilities, each as included in the JTS Financial Statements, and true, correct and complete copies of which have been provided to Atari, (collectively, the "JTS Balance Sheet"), (ii) those incurred in the ordinary course of business and not required to be set forth in the JTS Balance Sheet under generally accepted accounting principles, and (iii) those incurred in the ordinary course of business since the JTS Balance Sheet Date and consistent with past practice.

     2.7 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of JTS or any of its subsidiaries, threatened against JTS or any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, could have a Material Adverse Effect on JTS and its subsidiaries, taken as a whole. There is no judgment, decree or order against JTS or any of its subsidiaries, or, to the knowledge of JTS and its subsidiaries, any of their respective directors or officers (in their capacities as such), that could prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement, or that could have a Material Adverse Effect on JTS and its subsidiaries, taken as a whole.

     2.8 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon JTS or any of its subsidiaries which has or could have the effect of prohibiting or materially impairing any current or future business practice of JTS or any of its subsidiaries, any acquisition of property by JTS or any of its subsidiaries or the conduct of business by JTS or any of its subsidiaries as currently conducted or as proposed to be conducted by JTS or any of its subsidiaries.

     2.9 Governmental Authorization. JTS and each of its subsidiaries have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which JTS or any of its subsidiaries currently operates or holds any interest in any of its properties or (ii) which is required for the operation of JTS's or any of its subsidiaries' business or the holding of any such interest (herein collectively called "JTS Authorizations"), and all of such JTS Authorizations are in full force and effect, except where the failure to obtain or have any of such JTS Authorizations could not reasonably be expected to have a Material Adverse Effect on JTS and its subsidiaries, taken as a whole.

     2.10 Title to Property. JTS and its subsidiaries have good and marketable title to all of their respective properties, interests in properties and assets, real and personal, reflected in the JTS Balance Sheet or acquired after the JTS Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the JTS Balance Sheet Date thereof in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (iii) liens securing debt which is reflected on the JTS Balance Sheet. The plants, property and equipment of JTS and its subsidiaries that are used in the operations of their businesses are in good operating condition and repair. All properties used in the operations of JTS and its subsidiaries are reflected in the JTS Balance Sheet to the extent generally accepted accounting principles require the same to be reflected. The JTS Disclosure Schedule identifies each parcel of real property owned or leased by JTS or any of its subsidiaries.

     2.11 Intellectual Property. JTS and its subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material ("Intellectual Property") that are used or proposed to be used in the business of JTS and its subsidiaries as currently conducted or as proposed to be conducted by JTS and its subsidiaries. To the knowledge of JTS and its subsidiaries, there is no material unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of JTS or any of its subsidiaries, any trade secret material to JTS or any of its subsidiaries, or any Intellectual Property right of any third party to the extent licensed by or through JTS or any of its subsidiaries, by any third party, including any employee or former employee of JTS or any of its subsidiaries. Neither JTS nor any of its subsidiaries has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions
(i) listed on the JTS Disclosure Schedule or (ii) contained in purchase orders arising in the ordinary course of business.

     2.12 Environmental Matters.

     (a) To the knowledge of JTS and its subsidiaries, no substance that is regulated by any foreign, federal, state or local governmental authority or that has been designated by any such authority to be radioactive, toxic, hazardous or otherwise a danger to health or the environment (herein a "Hazardous Material") is present in, on or under any property that JTS or any of its subsidiaries has at any time owned, operated, occupied or leased (herein a "JTS Facility"), except to the extent that such presence has not had and could not reasonably be expected to have a Material Adverse Effect on JTS and its subsidiaries, taken as a whole.

     (b) To the knowledge of JTS and its subsidiaries, neither JTS nor any of its subsidiaries has transported, stored, used, disposed of, manufactured, released or exposed its employees or any other person to Hazardous Materials ("Hazardous Materials Activity") in material violation of any applicable foreign, federal, state or local statute, rule, regulation, order or law.

     (c) To the knowledge of JTS and its subsidiaries, each of JTS and its subsidiaries is and at all times has been in compliance with all foreign, federal, state and local laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials, except to the extent noncompliance with such laws has not had and could not reasonably be expected to have a Material Adverse Effect on JTS and its subsidiaries, taken as a whole.

     (d) No action, proceeding, permit revocation, writ, injunction or claim is pending, or to the knowledge of JTS and its subsidiaries threatened, concerning the Hazardous Materials Activities of JTS or any of its subsidiaries and/or any JTS Facilities. Neither JTS nor any of its subsidiaries is aware of any fact or circumstance which could impose any material environmental liability upon JTS or any of its subsidiaries.

     2.13 Taxes. JTS and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which JTS or any of its subsidiaries is or has been a member have timely filed all Tax Returns required to be filed by it, have paid all Taxes shown thereon to be due and has provided adequate accruals in accordance with generally accepted accounting principles in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns. Except as disclosed in the JTS Disclosure Schedule, (i) no material claim for Taxes has become a lien against the property of JTS or any of its subsidiaries or is being asserted against JTS or any of its subsidiaries other than liens for Taxes not yet due and payable, (ii) no audit of any Tax Return of JTS or any of its subsidiaries is being conducted by a Tax authority, (iii) no extension of the statute of limitations on the assessment of any Taxes has been granted by JTS or any of its subsidiaries and is currently in effect, and (iv) there is no agreement, contract or arrangement to which JTS or any of its subsidiaries is a party that may result in the payment of any amount that would not be deductible by reason of Sections 280G, 162 or 404 of the Code. Neither JTS nor any of its subsidiaries is a party to any tax sharing or tax allocation agreement nor does JTS or any of its subsidiaries owe any amount under any such agreement. As used herein, "Taxes" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, "Tax Return" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes. JTS and each of its subsidiaries are in full compliance with all terms and conditions of any Tax exemptions or other Tax-sharing agreement or order of a foreign government and the consummation of the Merger shall not have any adverse effect on the continued validity and effectiveness of any such Tax exemptions or other Tax-sharing agreement or order.

     2.14 Employee Benefit Plans.

     (a) The JTS Disclosure Schedule lists, with respect to JTS, any trade or business (whether or not incorporated) which is treated as a single employer with JTS (an "ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Code or any subsidiary of JTS (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) all loans to employees in excess of $50,000, loans to officers, and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, disability, employee relocation, cafeteria (Code section 125), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, deferred compensation or incentive plans, programs or arrangements, (iv) other material fringe or employee benefit plans, programs or arrangements that apply to senior management of JTS and that do not generally apply to all employees, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which current or contingent obligations of JTS of greater than $50,000 exist for the benefit of, or relating to, any current or former employee, consultant or director of JTS (together, the "JTS Employee Plans"), and a copy of each such JTS Employee Plan and each summary plan description and annual report on the Form 5500 series required to be filed with any government agency for each JTS Employee Plan for the three most recent Plan years has been delivered to Atari.

     (b) (i) None of the JTS Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and
Section 4975 of the Code, with respect to any JTS Employee Plan, which could reasonably be expected to have, in the aggregate, a Material Adverse Effect on JTS or its subsidiaries; (iii) all JTS Employee Plans have been administered in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code, orders, or governmental rules and regulations currently in effect with respect thereto and including all applicable requirements for notification to participants or to the Department of Labor, Internal Revenue Service or Secretary of the Treasury), except as would not have, in the aggregate, a Material Adverse Effect on JTS or its subsidiaries, and JTS and each of its subsidiaries have performed all obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any material default or violation by any other party to, any of the JTS Employee Plans; (iv) each JTS Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS") as to such qualification, and nothing has occurred which could reasonably be expected to cause the loss of such qualification or exemption; (v) all material contributions required to be made by JTS or any of its subsidiaries to any JTS Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each JTS Employee Plan for the current plan years; and (vi) no JTS Employee Plan is covered by, and neither JTS nor any subsidiary has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code.

     (c) With respect to each JTS Employee Plan that constitutes a group health plan within the meaning of Section 5000(b)(1) of the Code or Section 607(1) of ERISA, JTS and each of its United States subsidiaries have complied with the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and the proposed regulations thereunder, except to the extent that such failure to comply would not, in the aggregate, have a Material Adverse Effect on JTS and its subsidiaries.

     2.15 Certain Agreements Affected by the Merger. Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of JTS or any of its subsidiaries, (ii) increase any benefits otherwise payable by JTS or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

     2.16 Employee Matters. Except as to matters which could not, in the aggregate, have a Material Adverse Effect on JTS and its subsidiaries, taken as a whole, JTS and each of its subsidiaries are in compliance in all respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. There are no pending claims against JTS or any of its subsidiaries under any workers compensation plan or policy or for long term disability. Neither JTS nor any of its subsidiaries has any material obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder. There are no controversies pending or, to the knowledge of JTS or any of its subsidiaries, threatened, between JTS or any of its subsidiaries and any of their respective employees, which controversies have or could have a Material Adverse Effect on JTS and its subsidiaries, taken as a whole. Neither JTS nor any of its subsidiaries is a party to any collective bargaining agreement or other labor unions contract nor does JTS nor any of its subsidiaries know of any activities or proceedings of any labor union or organize any such employees.

     2.17 Interested Party Transactions. Except as disclosed in the JTS Disclosure Schedule, neither JTS nor any of its subsidiaries is indebted to any director, officer, employee or agent of JTS or any of its subsidiaries (except for amounts due as normal salaries and in reimbursement of ordinary expenses), and no such person is indebted to JTS or any of its subsidiaries. Except as disclosed in the JTS Disclosure Schedule, no officer, director or stockholder of JTS or any affiliate of such person has, either directly or indirectly, (i) an interest in any corporation, partnership, firm or other person or entity which furnishes or sells services or products which are similar to those furnished or sold by JTS or (ii) a beneficial interest in a contract or agreement to which JTS is a party or by which JTS may be bound. For purposes of this Section 2.17, there shall be disregarded any interest which arose solely from the ownership of less than a one percent (1%) equity interest in a corporation whose stock is regularly traded on a national securities exchange or over-the-counter market.

     2.18 Insurance. JTS and each of its subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of JTS and its subsidiaries. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and JTS and its subsidiaries are otherwise in compliance with the terms of such policies and bonds. JTS has no knowledge of any threatened termination of, or premium increase with respect to, any of such policies.

     2.19 Compliance With Laws. Each of JTS and its subsidiaries has complied with, are not in violation of, and have not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not be reasonably expected to have a Material Adverse Effect on JTS and its subsidiaries, taken as a whole.

     2.20 Minute Books. The minute books of JTS and its subsidiaries made available to Atari contain a complete and accurate summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of JTS and the respective subsidiaries through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

     2.21 Complete Copies of Materials. JTS has delivered or made available true and complete copies of each document which has been requested by Atari or its counsel in connection with their legal and accounting review of JTS and its subsidiaries.

     2.22 Brokers' and Finders' Fees. JTS has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     2.23 Registration Statement; Proxy Statement/Prospectus. The information supplied by JTS for inclusion in the registration statement on Form S-4 (or such other or successor form as shall be appropriate, the "Registration Statement") pursuant to which the shares of JTS Common Stock to be issued in the Merger will be registered with the Securities and Exchange Commission (the "SEC") shall not at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by JTS for inclusion in the proxy statement/prospectus to be sent to the stockholders of JTS and Atari in connection with the meeting of JTS's stockholders to consider the Merger (the "JTS Stockholders Meeting") and in connection with the meeting of Atari's stockholders to consider the Merger (the "Atari Stockholders Meeting") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement") shall not, on the date the Proxy Statement is first mailed to JTS's stockholders and Atari's stockholders, at the time of the JTS Stockholders Meeting, at the time of the Atari Stockholders Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the JTS Stockholders Meeting or the Atari Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event or information should be discovered by JTS which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, JTS shall promptly inform Atari. Notwithstanding the fore going, JTS makes no representation, warranty or covenant with respect to any information supplied by Atari which is contained in any of the foregoing documents.

     2.24 Vote Required. The affirmative votes of the holders of (i) a majority of the shares of JTS Common Stock and JTS Series A Preferred Stock outstanding on the record date set for the JTS Stockholders Meeting, voting together, (ii) a majority of the shares of JTS Common Stock outstanding on the record date set for the JTS Stockholders Meeting, voting separately as a class, and (iii) at least two-thirds of the shares of JTS Series A Preferred outstanding on the record date set for the JTS Stockholders Meeting, voting separately as a class, are the only votes of the holders of any of JTS's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

     2.25 Board Approval. The Board of Directors of JTS has unanimously (i) approved this Agreement and the Merger, (ii) determined that the Merger is in the best interests of the stockholders of JTS and is on terms that are fair to such stockholders and (iii) recommended that the stockholders of JTS approve this Agreement and the Merger.

     2.26 Underlying Documents. True and complete copies of all underlying documents set forth on the JTS Disclosure Schedule or described as having been disclosed or delivered to Atari pursuant to this Agreement have been furnished to Atari.

     2.27 Representations Complete. None of the representations or warranties made by JTS herein or in any Schedule hereto, including the JTS Disclosure Schedule, or certificate furnished by JTS pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF ATARI

     Except as disclosed in the Atari SEC Documents (as defined in Section 3.4) or in a document of even date herewith and delivered by Atari to JTS prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "Atari Disclosure Schedule"), Atari represents and warrants to JTS as follows:

     3.1 Organization, Standing and Power. The Atari Disclosure Schedule identifies each subsidiary of Atari that is a "significant subsidiary" of Atari as defined by Rule 1-02(v) of Regulation S-X (the "Significant Subsidiaries"). Atari and each of its Significant Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Atari and its Significant Subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Atari and its subsidiaries, taken as a whole. Atari has delivered a true and correct copy of the Articles of Incorporation and Bylaws or other charter documents, as applicable, of Atari and each of its Significant Subsidiaries, each as amended to date, to JTS. Neither Atari nor any of its Significant Subsidiaries is in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent organizational documents. Atari is the owner of all outstanding shares of capital stock of each of its subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each such subsidiary are owned by Atari free and clear of all liens, charges, claims or encumbrances or rights of others. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such subsidiary, or otherwise obligating Atari or any such subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. Except as disclosed in the Atari SEC Documents (as defined in Section 3.4), Atari does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

     3.2 Capital Structure. The authorized capital stock of Atari consists of 100,000,000 shares of Common Stock, $.01 par value, and 10,000,000 shares of Preferred Stock, $.01 par value, of which there were issued and outstanding as of the close of business on March 29, 1996, 63,727,318 shares of Common Stock and no shares of Preferred Stock. There are no other outstanding shares of capital stock or voting securities of Atari, other than shares of Atari Common Stock issued after March 29, 1996 upon the exercise of options issued under the Atari 1986 Stock Option Plan (the "Atari Stock Option Plan"). All outstanding shares of Atari have been duly authorized, validly issued, fully paid and are nonassessable and free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Articles of Incorporation or Bylaws of Atari or any agreement to which Atari is a party or by which it is bound. As of the close of business on March 29, 1996, Atari has reserved 3,000,000 shares of Common Stock for issuance to employees, directors and consultants pursuant to the Atari Stock Option Plan, of which 599,674 shares have been issued pursuant to option exercises, and 899,125 shares are subject to outstanding, unexercised options. Since March 29, 1996, Atari has not issued or granted additional options under the Atari Stock Option Plan. There are no other options, warrants, calls, rights, commitments or agreements of any character to which Atari is a party or by which it is bound obligating Atari to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Atari or obligating Atari to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

     3.3 Authority. Atari has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Atari, subject only to the approval of the Merger by the Atari stockholders as contemplated by Section 6.1(a). This Agreement has been duly executed and delivered by Atari and constitutes the valid and binding obligations of Atari. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Articles of Incorporation or Bylaws of Atari or any of its Significant Subsidiaries, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Atari or any of its Significant Subsidiaries or any of their properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Atari or any of its Significant Subsidiaries in connection with the execution and delivery of this Agreement by Atari or the consummation by Atari of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger as provided in
Section 1.2, (ii) the filing with the SEC and the American Stock Exchange of the Proxy Statement relating to the Atari Stockholders Meeting, (iii) the filing of a Form 8-K and Form 10-C with the SEC and the American Stock Exchange within 15 days and 10 days, respectively, after the Closing Date, (iv) any filings as may be required under applicable state securities laws and the securities laws of any foreign country, (v) such filings as may be required under HSR, (vi) such filings as may be required under the rules and regulations of the American Stock Exchange, and (vii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Atari and its subsidiaries, taken as a whole, and would not prevent, alter or materially delay any of the transactions contemplated by this Agreement. The Atari Disclosure Schedule sets forth a full and complete list of all necessary consents, waivers and approvals of third parties applicable to the operations of Atari that are required to be obtained by Atari in connection with the execution and delivery of this Agreement or the Merger Agreement by Atari or the consummation by Atari of the transactions contemplated hereby or thereby, except any such consents, waivers and approvals, which, if not obtained, would not have a Material Adverse Effect on Atari and its subsidiaries, taken as a whole. Prior to the Closing Date, Atari will obtain all such consents.

     3.4 SEC Documents; Financial Statements. Atari has furnished to JTS a true and complete copy of each report, registration statement, definitive proxy statement, and other filings filed with the SEC by Atari since January 1, 1993 (other than filings pursuant to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any registration statement on Form S-8), and prior to the Effective Time, Atari will have furnished JTS with true and complete copies of any additional documents (other than filings pursuant to Section 16 of the Exchange Act, and any registration statement on Form S-8) filed with the SEC by Atari prior to the Effective Time (collectively, the "Atari SEC Documents"). As of their respective filing dates, the Atari SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, and none of the Atari SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Atari SEC Document. The financial statements of Atari, including the notes thereto, included in the Atari SEC Documents (the "Atari Financial Statements") were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Qs, as permitted by Form 10-Q of the SEC). The Atari Financial Statements are in accordance with the books and records of Atari and fairly present the consolidated financial condition and operating results of Atari and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments). There has been no change in Atari accounting policies except as described in the notes to the Atari Financial Statements.

     3.5 Absence of Certain Changes. Since December 31, 1995 (the "Atari Balance Sheet Date"), Atari has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect to Atari and its subsidiaries, taken as a whole; (ii) any acquisition, sale or transfer of any material asset of Atari or any of its subsidiaries other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Atari or any revaluation by Atari of any of its assets; (iv) any issuance or agreement to issue or any commitment to issue any equity security, bond, note or other security of Atari or any of its subsidiaries; (v) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Atari, or any direct or indirect redemption, purchase or other acquisition by Atari of any of its shares of capital stock; (vi) any material contract entered into by Atari, other than in the ordinary course of business and as provided to JTS, or any amendment or termination of, or default under, any material contract to which Atari is a party or by which it is bound; or (vii) any negotiation or agreement by Atari or any of its subsidiaries to do any of the things described in the preceding clauses (i) through (vii) (other than negotiations with JTS regarding the transactions contemplated by this Agreement).

     3.6 Absence of Undisclosed Liabilities. Atari has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet included in Atari's Annual Report on Form 10-K for the period ended December 31, 1995 (the "Atari Balance Sheet"), (ii) those incurred in the ordinary course of business and not required to be set forth in the Atari Balance Sheet under generally accepted accounting principles, and (iii) those incurred in the ordinary course of business since the Atari Balance Sheet Date and consistent with past practice.

     3.7 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Atari or any of its subsidiaries, threatened against Atari or any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, could have a Material Adverse Effect on Atari and its subsidiaries, taken as a whole. There is no judgment, decree or order against Atari or any of its subsidiaries or, to the knowledge of Atari or any of its subsidiaries, any of their respective directors or officers (in their capacities as such) that could prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement, or that could have a Material Adverse Effect on Atari and its subsidiaries, taken as a whole. The outcome of the matter In re The Federated Group, Inc. Alleged Debtor U.S.B.C. (N.D.Cal. Div. 5) No. 92-50412-JRG Chapter 7, is not reasonably likely to have a Material Adverse Effect on Atari and its subsidiaries, taken as a whole.

     3.8 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Atari or any of its subsidiaries which has or could have the effect of prohibiting or materially impairing any current or future business practice of Atari or any of its subsidiaries, any acquisition of property by Atari or any of its subsidiaries or the conduct of business by Atari or any of its subsidiaries as currently conducted or as proposed to be conducted by Atari or any of its subsidiaries.

     3.9 Governmental Authorization. Atari and each of its subsidiaries have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Atari or any of its subsidiaries currently operates or holds any interest in any of its properties or (ii) which is required for the operation of Atari's or any of its subsidiaries' business or the holding of any such interest (herein collectively called "Atari Authorizations"), and all of such Atari Authorizations are in full force and effect, except where the failure to obtain or have any of such Atari Authorizations could not reasonably be expected to have a Material Adverse Effect on Atari and its subsidiaries, taken as a whole.

     3.10 Title to Property. Atari and its Significant Subsidiaries have good and marketable title to all of their respective properties, interests in properties and assets, real and personal, reflected in the Atari Balance Sheet or acquired after the Atari Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Atari Balance Sheet Date thereof in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (iii) liens securing debt which is reflected on the Atari Balance Sheet. The plants, property and equipment of Atari and its Significant Subsidiaries that are used in the operations of their businesses are in good operating condition and repair. All properties used in the operations of Atari and its Significant Subsidiaries are reflected in the Atari Balance Sheet to the extent generally accepted accounting principles require the same to be reflected. The Atari Disclosure Schedule identifies each parcel of real property owned or leased by Atari or any of its Significant Subsidiaries

     3.11 Intellectual Property. Atari and its Significant Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use all Intellectual Property that are used or proposed to be used in the business of Atari and its Significant Subsidiaries as currently conducted or as proposed to be conducted by Atari and its subsidiaries, except to the extent that the failure to have such rights have not had and could not reasonably be expected to have a Material Adverse Effect on Atari and its subsidiaries, taken as a whole. To the knowledge of Atari and its Significant Subsidiaries, there is no material unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of Atari or any of its subsidiaries, any trade secret material to Atari or any of its subsidiaries, or any Intellectual Property right of any third party to the extent licensed by or through Atari or any of its subsidiaries, by any third party, including any employee or former employee of Atari or any of its subsidiaries. Neither Atari nor any of its subsidiaries has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions (i) listed on the Atari Disclosure Schedule or (ii) contained in purchase orders arising in the ordinary course of business.

     3.12 Environmental Matters.

     (a) To the knowledge of Atari and its Significant Subsidiaries, no Hazardous Material is present in, on or under any property that Atari or any of its subsidiaries has at any time owned, operated, occupied or leased (herein an "Atari Facility"), except to the extent that such presence has not had and could not reasonably be expected to have a Material Adverse Effect on Atari and its subsidiaries, taken as a whole.

     (b) To the knowledge of Atari and its Significant Subsidiaries, neither Atari nor any of its subsidiaries has engaged in a Hazardous Materials Activity in material violation of any applicable foreign, federal, state or local statute, rule, regulation, order or law.

     (c) To the knowledge of Atari and its Significant Subsidiaries, each of Atari and its subsidiaries is and at all times has been in compliance with all foreign, federal, state and local laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials, except to the extent noncompliance with such laws has not had and could not reasonably be expected to have a Material Adverse Effect on Atari and its subsidiaries, taken as a whole.

     (d) No action, proceeding, permit revocation, writ, injunction or claim is pending, or to the knowledge of Atari and its subsidiaries threatened, concerning the Hazardous Materials Activities of Atari or any of its subsidiaries and/or any Atari Facilities. Neither Atari nor any of its Significant Subsidiaries is aware of any fact or circumstance which could impose any material environmental liability upon Atari or any of its subsidiaries.

     3.13 Taxes. Atari and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which Atari or any of its subsidiaries is or has been a member have timely filed all Tax Returns required to be filed by it, have paid all Taxes shown thereon to be due and has provided adequate accruals in accordance with generally accepted accounting principles in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns. Except as disclosed in the Atari SEC Documents, (i) no material claim for Taxes has become a lien against the property of Atari or any of its subsidiaries or is being asserted against Atari or any of its subsidiaries other than liens for Taxes not yet due and payable, (ii) no audit of any Tax Return of Atari or any of its subsidiaries is being conducted by a Tax authority, (iii) no extension of the statute of limitations on the assessment of any Taxes has been granted by Atari or any of its subsidiaries and is currently in effect, and (iv) there is no agreement, contract or arrangement to which Atari or any of its subsidiaries is a party that may result in the payment of any amount that would not be deductible by reason of Sections 280G, 162 or 404 of the Code. Neither Atari nor any of its subsidiaries is a party to any tax sharing or tax allocation agreement nor does Atari or any of its subsidiaries owe any amount under any such agreement. As used herein, "Taxes" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, "Tax Return" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes. Atari and each of its subsidiaries are in full compliance with all terms and conditions of any Tax exemptions or other Tax-sharing agreement or order of a foreign government and the consummation of the Merger shall not have any adverse effect on the continued validity and effectiveness of any such Tax exemption or other Tax-sharing agreement or order.

     3.14 Employee Benefit Plans.

     (a) The Atari Disclosure Schedule lists, with respect to Atari, any ERISA affiliate of Atari or any subsidiary of Atari (i) all employee benefit plans (as defined in Section 3(3) of ERISA), (ii) all loans to employees in excess of $50,000, loans to officers, and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, disability, employee relocation, cafeteria (Code section 125), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, deferred compensation or incentive plans, programs or arrangements, (iv) other material fringe or employee benefit plans, programs or arrangements that apply to senior management of Atari and that do not generally apply to all employees, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which current or contingent obligations of Atari of greater than $50,000 exist for the benefit of, or relating to, any current or former employee, consultant or director of Atari (together, the "Atari Employee Plans"), and a copy of each such Atari Employee Plan and each summary plan description and annual report on the Form 5500 series required to be filed with any government agency for each Atari Employee Plan for the three most recent Plan years has been delivered to JTS.

     (b) (i) None of the Atari Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and
Section 4975 of the Code, with respect to any Atari Employee Plan, which could reasonably be expected to have, in the aggregate, a Material Adverse Effect on Atari or its subsidiaries; (iii) all Atari Employee Plans have been administered in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code, orders, or governmental rules and regulations currently in effect with respect thereto and including all applicable requirements for notification to participants or to the Department of Labor, Internal Revenue Service or Secretary of the Treasury), except as would not have, in the aggregate, a Material Adverse Effect on Atari or its subsidiaries, and Atari and each of its subsidiaries have performed all obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any material default or violation by any other party to, any of the Atari Employee Plans;
(iv) each Atari Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has received a favorable determination letter from the IRS as to such qualification, and nothing has occurred which could reasonably be expected to cause the loss of such qualification or exemption; (v) all material contributions required to be made by Atari or any of its subsidiaries to any Atari Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Atari Employee Plan for the current plan years; and (vi) no Atari Employee Plan is covered by, and neither Atari nor any subsidiary has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code.

     (c) With respect to each Atari Employee Plan that constitutes a group health plan within the meaning of Section 5000(b)(1) of the Code or Section 607(1) of ERISA, Atari and each of its United States subsidiaries have complied with the applicable health care continuation and notice provisions of COBRA and the proposed regulations thereunder, except to the extent that such failure to comply would not, in the aggregate, have a Material Adverse Effect on Atari and its subsidiaries.

     3.15 Certain Agreements Affected by the Merger. Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Atari or any of its subsidiaries, (ii) increase any benefits otherwise payable by Atari or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

     3.16 Employee Matters. Except as to matters which could not, in the aggregate, have a Material Adverse Effect on Atari and its subsidiaries, taken as a whole, Atari and each of its Significant Subsidiaries are in compliance in all respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. There are no pending claims against Atari or any of its subsidiaries under any workers compensation plan or policy or for long term disability. Neither Atari nor any of its subsidiaries has any material obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder. There are no controversies pending or, to the knowledge of Atari or any of its subsidiaries, threatened, between Atari or any of its subsidiaries and any of their respective employees, which controversies have or could have a Material Adverse Effect on Atari and its subsidiaries, taken as a whole. Neither Atari nor any of its subsidiaries is a party to any collective bargaining agreement or other labor unions contract nor does Atari nor any of its subsidiaries know of any activities or proceedings of any labor union or organize any such employees.

     3.17 Interested Party Transactions. Except as disclosed in the Atari Disclosure Schedule or the Atari SEC Documents, neither Atari nor any of its subsidiaries is indebted to any director, officer, employee or agent of Atari or any of its subsidiaries (except for amounts due as normal salaries and in reimbursement of ordinary expenses), and no such person is indebted to Atari or any of its subsidiaries. Except as disclosed in the Atari Disclosure Schedule or the Atari SEC Documents, no officer, director or shareholder of Atari or any affiliate of such person has, either directly or indirectly, (i) an interest in any corporation, partnership, firm or other person or entity which furnishes or sells services or products which are similar to those furnished or sold by Atari or (ii) a beneficial interest in a contract or agreement to which Atari is a party or by which Atari may be bound. For purposes of this Section 3.17, there shall be disregarded any interest which arose solely from the ownership of less than a one percent (1%) equity interest in a corporation whose stock is regularly traded on a national securities exchange or over-thecounter market.

     3.18 Insurance. Atari and each of its Significant Subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Atari and its subsidiaries. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Atari and its Significant Subsidiaries are otherwise in compliance with the terms of such policies and bonds. Atari has no knowledge of any threatened termination of, or premium increase with respect to, any of such policies.

     3.19 Compliance With Laws. Each of Atari and its Significant Subsidiaries has complied with, are not in violation of, and have not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not be reasonably expected to have a Material Adverse Effect on Atari and its subsidiaries, taken as a whole.

     3.20 Minute Books. The minute books of Atari and its subsidiaries made available to JTS contain a complete and accurate summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of Atari and the respective subsidiaries through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

     3.21 Complete Copies of Materials. Atari has delivered or made available true and complete copies of each document which has been requested by JTS or its counsel in connection with their legal and accounting review of Atari and its subsidiaries.

     3.22 Broker's and Finders' Fees. Atari has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     3.23 Registration Statement; Proxy Statement/Prospectus. The information supplied by Atari for inclusion in the Registration Statement shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Atari for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to JTS's stockholders and Atari's stockholders, at the time of the JTS Stockholders Meeting, at the time of the Atari Stockholders Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the JTS Stockholders Meeting or the Atari Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event or information should be discovered by Atari which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Atari will promptly inform JTS. Notwithstanding the foregoing, Atari makes no representation, warranty or covenant with respect to any information supplied by JTS which is contained in any of the foregoing documents.

     3.24 Opinion of Financial Advisor. Atari has been advised in writing by its financial advisor, Montgomery Securities, that in such advisor's opinion, as of the date hereof, the consideration to be paid by Atari hereunder is fair, from a financial point of view, to Atari.

     3.25 Board Approval. The Board of Directors of Atari has unanimously (i) approved this Agreement and the Merger, (ii) determined that the Merger is in the best interests of its stockholders and is on terms that are fair to such stockholders and (iii) recommended that its stockholders approve this Agreement and the Merger.

     3.26 Vote Required. The affirmative vote of the holders of a majority of the shares of Atari Common Stock outstanding on the record date set for the Atari Stockholders Meeting is the only vote of the holders of any of Atari's capital stock necessary to approve this Agreement and the transactions contemplated hereby. No shareholder of Atari will be entitled to statutory dissenters rights under Nevada Law as a result of the Merger.

     3.27 Underlying Documents. True and complete copies of all underlying documents set forth on the Atari Disclosure Schedule or described as having been disclosed or delivered to JTS pursuant to this Agreement have been furnished to JTS.

     3.28 Representations Complete. None of the representations or warranties made by Atari herein or in any Schedule hereto, including the Atari Disclosure Schedule, or certificate furnished by Atari pursuant to this Agreement, or the Atari SEC Documents, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                   ARTICLE IV

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1 Conduct of Business of JTS and Atari. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, each of JTS and Atari agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by the other), to carry on its and its subsidiaries' business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay and to cause its subsidiaries to pay debts and taxes when due (subject to good faith disputes over such debts or taxes) and to pay or perform other obligations when due. Each of JTS and Atari agrees to promptly notify the other of any event or occurrence not in the ordinary course of its or its subsidiaries' business, and of any event which could have a Material Adverse Effect on it and its subsidiaries, taken as a whole. Without limiting the foregoing, except as expressly contemplated by this Agreement, neither JTS nor Atari shall do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of the other:

          (a) Charter Documents. Cause or permit any amendments to its Certificate of Incorporation or Bylaws (except as contemplated by Section
     1.4 hereof);

          (b) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of its Common Stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date of this Agreement; provided, however, that in addition to any grants specifically described on the JTS Disclosure Schedule, JTS may, in the ordinary course of business consistent with past practice, grant options for the purchase of up to 250,000 shares of JTS Common Stock under the JTS Stock Option Plan and issue shares of JTS Common Stock upon the exercise of such options; and provided, further, that Atari may issue securities under the Atari Option Plan.

          (c) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries;

          (d) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its parent's/subsidiaries' business, taken as a whole;

          (e) Taxes. Other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Return or any amendment to a material Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

          (f) Stock Option Plans, Etc. Accelerate, amend or change the period of exercisability of options, warrants or other rights granted under its employee stock plans or authorize cash payments in exchange for any options, warrants or other rights granted under any of such plans;

          (g) Other. Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (f) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

     4.2 Conduct of Business of JTS. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement, JTS shall not do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of Atari:

          (a) Material Contracts. Enter into any material contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its material contracts, other than in the ordinary course of business consistent with past practice;

          (b) Intellectual Property. Transfer to any person or entity any rights to its Intellectual Property other than in the ordinary course of business consistent with past practice;

          (c) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its and its subsidiaries' business, taken as a whole, except in the ordinary course of business consistent with past practice;

          (d) Indebtedness. Incur any indebtedness for borrowed money (except amounts borrowed under JTS's existing revolving credit line or drawdowns of existing credit facilities for working capital or construction purposes only) or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

          (e) Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business and other than as disclosed in the JTS Disclosure Schedule;

          (f) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of $50,000 in any one case or $250,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the JTS Financial Statements;

          (g) Termination or Waiver. Terminate or waive any right of substantial value, other than in the ordinary course of business;

          (h) Employee Benefit Plans. Adopt or amend any employee benefit or stock purchase or option plan;

          (i) Lawsuits. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Atari prior to the filing of such a suit, (iii) in such cases in which the damages or legal fees are not reasonably expected to material, or (iv) for a breach of this Agreement; or

          (j) Other. Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through (i) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

     4.3 Conduct of Business of Atari. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement, Atari shall not do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of JTS:

          (a) Material Contracts. Enter into any material contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its material contracts, other than in the ordinary course of business consistent with past practice;

          (b) Intellectual Property. Transfer to any person or entity any rights to its Intellectual Property other than in the ordinary course of business consistent with past practice;

          (c) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its and its subsidiaries' business, taken as a whole, except in the ordinary course of business consistent with past practice;

          (d) Indebtedness. Incur any indebtedness for borrowed money (except amounts borrowed under JTS's existing revolving credit line or drawdowns of existing credit facilities for working capital or construction purposes only) or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

          (e) Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business and other than as disclosed in the Atari Disclosure Schedule;

          (f) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of $50,000 in any one case or $250,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Atari Financial Statements;

          (g) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice, and in any event not to exceed $25,000 per quarter;

          (h) Termination or Waiver. Terminate or waive any right of substantial value, other than in the ordinary course of business;

          (i) Employee Benefit Plans. Adopt or amend any employee benefit or stock purchase or option plan;

          (j) Lawsuits. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with JTS prior to the filing of such a suit, (iii) in such cases in which the damages or legal fees are not reasonably expected to material, or (iv) for a breach of this Agreement; or

          (k) Other. Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.3(a) through (j) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

     4.4 No Other JTS Negotiations. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, JTS shall not, directly or indirectly (i) solicit, initiate discussion or engage in negotiations with any person (whether such negotiations are initiated by JTS or otherwise) or take any other action intended or designed to facilitate the efforts of any person, other than Atari, relating to the possible acquisition of JTS or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets of otherwise) or any of its or their capital stock or any material portion of its or their assets (with any such efforts by any such person, including a firm proposal to make such an acquisition, to be referred to as a "JTS Acquisition Proposal") (ii) provide non-public information with respect to JTS or any of its subsidiaries to any person, other than Atari, relating to a possible

JTS Acquisition Proposal by any person, other than Atari, (iii) enter into an agreement with any person, other than Atari, providing for a possible JTS Acquisition Proposal, or (iv) make or authorize any statement, recommendation or solicitation in support of any possible JTS Acquisition Proposal by any person other than Atari. If JTS or any of its subsidiaries receives any unsolicited offer or proposal to enter negotiations relating to a JTS Acquisition Proposal, JTS shall immediately notify Atari thereof, including information as to the identity of the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be. JTS recognizes and acknowledges that a breach of this Section 4.4 may cause irreparable and material loss and damage to Atari as to which Atari may not have an adequate remedy at law or in damages and that, accordingly, JTS agrees that the issuance of an injunction or other equitable remedy is the appropriate remedy for any such breach.

     4.5 No Other Atari Negotiations. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, Atari shall not, directly or indirectly (i) solicit, initiate discussion or engage in negotiations with any person (whether such negotiations are initiated by Atari or otherwise) or take any other action intended or designed to facilitate the efforts of any person, other than JTS, relating to the possible acquisition of Atari (whether by way of merger, purchase of capital stock, purchase of assets of otherwise) or any of its capital stock or any material portion of its assets (with any such efforts by any such person, including a firm proposal to make such an acquisition, to be referred to as an "Atari Acquisition Proposal") (ii) provide non-public information with respect to Atari to any person, other than JTS, relating to a possible Atari Acquisition Proposal by any person, other than JTS, (iii) enter into an agreement with any person, other than JTS, providing for a possible Atari Acquisition Proposal, or (iv) make or authorize any statement, recommendation or solicitation in support of any possible Atari Acquisition Proposal by any person other than JTS. If Atari receives any unsolicited offer or proposal to enter negotiations relating to an Atari Acquisition Proposal, Atari shall immediately notify JTS thereof, including information as to the identity of the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be. Atari recognizes and acknowledges that a breach of this Section 4.5 may cause irreparable and material loss and damage to JTS as to which JTS may not have an adequate remedy at law or in damages and that, accordingly, JTS agrees that the issuance of an injunction or other equitable remedy is the appropriate remedy for any such breach. Notwithstanding the foregoing, nothing contained in this Agreement (i) shall prevent the Board of Directors of Atari from referring any third party to this
Section 4.5 or providing a copy of this Agreement (other than the JTS Disclosure Schedule) to any third party, (ii) shall prevent the Board of Directors of Atari from considering, negotiating, approving and recommending to the shareholders of Atari an unsolicited bona fide written Atari Acquisition Proposal which the Board of Directors of Atari determines in good faith (after consultation with its financial advisors and after consultation with outside counsel as to whether the Board of Directors is required to do so in order to discharge properly its fiduciary duties to shareholders under applicable law) would result in a transaction more favorable to the Company's shareholders from a financial point of view than the transaction contemplated by this Agreement (any such Atari Acquisition Proposal being referred to herein as a "Superior Atari Proposal").

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1 Proxy Statement/Prospectus; Registration Statement. As promptly as practicable after the execution of this Agreement, JTS and Atari shall prepare, and Atari shall file with the SEC, preliminary proxy materials relating to the approval of the Merger and the transactions contemplated hereby by the stockholders of each of JTS and Atari and, as promptly as practicable following receipt of SEC comments thereon, JTS and Atari shall file with the SEC a Registration Statement on Form S-4 (or such other or successor form as shall be appropriate), which complies in form with applicable SEC requirements and shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable. The Proxy Statement shall include the recommendation of the Board of Directors of JTS in favor of the Merger; provided that such recommendation may not be included or may be withdrawn if previously included if JTS's Board of Directors, upon written advice of its outside legal counsel, shall determine that to include such recommenda-tion or not withdraw such recommendation if previously included would constitute a breach of the Board's fiduciary duty under applicable law. The Proxy Statement shall include the recommendation of the Board of Directors of Atari in favor of the Merger; provided that such recommendation may not be included or may be withdrawn if previously included if Atari's Board of Directors, upon written advice of its outside legal counsel, shall determine that to include such recommendation or not withdraw such recommendation if previously included would constitute a breach of the Board's fiduciary duty under applicable law.

     5.2 Meetings of Stockholders.

     (a) JTS shall promptly after the date hereof take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene the JTS Stockholders Meeting on or prior to June 30, 1996 or as soon thereafter as is practicable. JTS shall consult with Atari and use all reasonable efforts to hold the JTS Stockholders Meeting on the same day as the Atari Stockholders Meeting and shall not postpone or adjourn (other than for the absence of a quorum) the JTS Stockholders Meeting without the consent of Atari. JTS shall use its best efforts to solicit from stockholders of JTS proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of stockholders required to effect the Merger.

     (b) Atari shall promptly after the date hereof take all action necessary in accordance with Nevada Law and its Articles of Incorporation and Bylaws to convene the Atari Stockholders Meeting on or prior to June 30, 1996 or as soon thereafter as is practicable. Atari shall consult with JTS and shall use all reasonable efforts to hold the Atari Stockholders Meeting on the same day as the JTS Stockholders Meeting and shall not postpone or adjourn (other than for the absence of a quorum) the Atari Stockholders Meeting without the consent of JTS. Atari shall use its best efforts to solicit from stockholders of Atari proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of stockholders required to effect the Merger.

     5.3 Access to Information. JTS shall afford Atari and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of JTS's and its subsidiaries' properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of JTS and its subsidiaries as Atari may reasonably request. JTS agrees to provide to Atari and its accountants, counsel and other representatives copies of internal financial statements promptly upon request. Atari shall afford JTS and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of Atari's and its subsidiaries' properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Atari and its subsidiaries as JTS may reasonably request. Atari agrees to provide to JTS and its accountants, counsel and other representatives copies of internal financial statements promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

     5.4 Public Disclosure. Atari and JTS shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law.

     5.5 Consents; Cooperation. Each of Atari and JTS shall promptly apply for or otherwise seek, and use its best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger, including those required under HSR, and shall use its best efforts to obtain all necessary consents, waivers and approvals under any of its material contracts in connection with the Merger for the assignment thereof or otherwise. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to HSR or any other federal or state antitrust or fair trade law.

     5.6 Continuity of Interest Certificates.

     (a) Schedule 5.6(a) sets forth those persons who hold one percent (1%) or more of the outstanding shares of JTS capital stock (the "JTS Significant Stockholders"). JTS shall provide Atari such information and documents as Atari shall reasonably request for purposes of reviewing such list. JTS shall use its best efforts to deliver or cause to be delivered to Atari, concurrently with the execution of this Agreement (and in each case prior to the Effective Time) from each of the JTS Significant Stockholders, an executed Continuity of Interest Certificate in a form reasonably satisfactory to counsel to Atari. The Surviving Company shall be entitled to place appropriate legends on the certificates evidencing any JTS Common Stock held by such JTS Significant Stockholders, and to issue appropriate stop transfer instructions to the transfer agent for JTS Common Stock, consistent with the terms of such Continuity of Interest Certificates.

     (b) Schedule 5.6(b) sets forth those persons who hold five percent (5%) or more of the outstanding shares of Atari capital stock (the "Atari Significant Stockholders"). Atari shall provide JTS such information and documents as JTS shall reasonably request for purposes of reviewing such list. Atari shall use its best efforts to deliver or cause to be delivered to JTS, concurrently with the execution of this Agreement (and in each case prior to the Effective Time) from each of the Atari Significant Stockholders, an executed Continuity of Interest Certificate in a form reasonably satisfactory to counsel to JTS. The Surviving Company shall be entitled to place appropriate legends on the certificates evidencing any JTS Common Stock to be received by such Atari Significant Stockholders pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for JTS Common Stock, consistent with the terms of such Continuity of Interest Certificates.

     5.7 Voting Agreements.

     (a) Prior to or concurrently with the execution of this Agreement, each JTS stockholder named in Schedule 5.7(a) shall have executed and delivered to Atari a Voting Agreement substantially in the form of Exhibit C-1 attached hereto.

     (b) Prior to or concurrently with the execution of this Agreement, each Atari stockholder named in Schedule 5.7(b) shall have executed and delivered to JTS a Voting Agreement substantially in the form of Exhibit C-2 attached hereto.

     5.8 FIRPTA. Promptly following the Closing, JTS and Atari shall deliver to the IRS appropriate notices that their capital stock is not a "U.S. Real Property Interest" as defined in and in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2).

     5.9 Legal Requirements. Each of Atari and JTS will, and will cause their respective subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

     5.10 Blue Sky Laws. JTS shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the JTS Common Stock in connection with the Merger. Atari shall use its best efforts to assist JTS as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of JTS Common Stock in connection with the Merger.

     5.11 Atari Employee Benefit Plans. At the Effective Time, each outstanding option to purchase shares of Atari Common Stock under the Atari Stock Option Plan whether vested or unvested, will be assumed by JTS. Each such option so assumed by JTS under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Atari Stock Option Plan immediately prior to the Effective Time, except that (i) such option will be exercisable for that number of whole shares of JTS Common Stock equal to the product of the number of shares of Atari Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of JTS Common Stock, and (ii) the per share exercise price for the shares of JTS Common Stock issuable upon exercise of such assumed option will be equal to the quotient determined by dividing the exercise price per share of Atari Common Stock at which such option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. It is the intention of the parties that the options so assumed by JTS qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent such options qualified as incentive stock options prior to the Effective Time.

     5.12 Atari Debentures. Each Atari Debenture, upon its surrender to JTS at any time at or following the Closing, shall be exchanged for a debenture in substantially identical form (i) representing the right to convert into that number of shares of JTS Common Stock equal to the number of shares of Atari Common Stock for which such debenture was previously convertible multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of JTS Common Stock, and (ii) with a per share conversion price for the shares of JTS Common Stock issuable upon exercise of such assumed debenture equal to the quotient determined by dividing the conversion price per share of JTS Common Stock at which such debenture was convertible immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

     5.13 Form S-8. JTS agrees to file, no later than five (5) days after the Closing, a registration statement on Form S-8 covering the shares of JTS Common Stock issuable pursuant to outstanding options under the Atari Stock Option Plan assumed by JTS.

     5.14 Tax-Free Reorganization; Tax Returns. Atari and JTS shall each use its best efforts to cause the Merger to be treated as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code and shall report the Merger as such in all federal and, to the extent permitted, all state and local tax returns filed after the Effective Time of the Merger.

     5.15 Registration Rights. At or prior to the Closing, JTS shall provide to the holders of Atari Common Stock listed on Schedule 5.15 hereto, the registration rights set forth in that certain Registration Rights Agreement dated as of February 3, 1995 by and among JTS and the entities listed on Exhibit A thereto, by amending such agreement in a form reasonably acceptable to counsel to Atari.

     5.16 Indemnification of Officers and Directors. After the Effective Time, the Surviving Corporation shall (to the extent not prohibited by law) indemnify and hold harmless, and pay in advance expenses, costs, damages, settlements and fees to each director or officer of Atari serving as such as of the date hereof as provided in the Nevada law or the Articles of Incorporation or bylaws of Atari or any indemnification agreement to which Atari and such officer or director is a party, in each case as in effect at the date hereof, which provisions shall survive the Merger and shall continue in full force and effect after the Effective Time.

     5.17 Listing of JTS Common Stock. Atari and JTS shall each use its best efforts to cause the JTS Common Stock to be approved for listing on the Nasdaq National Market or the American Stock Exchange, such that trading in JTS Common Stock shall commence on the first trading day following the Closing.

     5.18 Atari Consent to JTS Transaction with Moduler. JTS covenants and agrees with Atari that JTS will not amend or modify the Moduler Agreement without the prior written consent of Atari.

     5.19 Atari SEC Documents. Atari covenants and agrees with JTS that from and after the date hereof, Atari will timely file all reports which it is required to file with the SEC pursuant to the Exchange Act.

     5.20 Best Efforts and Further Assurances. Each of the parties to this Agreement shall use its best efforts to effectuate the transactions contemplated hereby and to fulfill or cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

     6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

          (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by (i) the holders of a majority of the shares of JTS Common Stock and JTS Series A Preferred Stock outstanding as of the record date set for the JTS Stockholders Meeting, voting together, (ii) a majority of the shares of JTS Common Stock outstanding on the record date set for the JTS Stockholders Meeting, voting separtely as a class, (iii) the holders of at least two-thirds of the shares of JTS Series A Preferred outstanding as of the record date set for the JTS Stockholders Meeting, voting separately as a class, and (iv) the holders of a majority of the shares of Atari Common Stock outstanding as of the record date set for the Atari Stockholders Meeting.

          (b) Registration Statement Effective. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened by the SEC; and all requests for additional information on the part of the SEC shall have been complied with to the reasonable satisfaction of the parties hereto.

          (c) Exchange Act Registration Statement Effective. JTS shall have filed a Registration Statement on Form 8-A with the SEC pursuant to the Exchange Act (the "Form 8-A"). The SEC shall have declared the Form 8-A effective. No stop orders suspending the effectiveness of the Form 8-A or any part thereof shall have been issued and no proceeding for that purpose, shall have been initiated or threatened by the SEC.

          (d) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable diligent efforts to have such injunction or other order lifted.

          (e) Governmental Approval. Atari and JTS and their respective subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Securities Act, under state Blue Sky laws, and under HSR.

          (f) Tax Opinion. Atari and JTS shall have received substantially identical written opinions of Wilson Sonsini Goodrich & Rosati, P.C., and Cooley Godward Castro Huddleson & Tatum, in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and such opinions shall not have been withdrawn. In rendering such opinions, counsel shall be entitled to rely upon representations of Atari and JTS and certain stockholders of Atari and JTS.

          (g) Listing of JTS Common Stock. The JTS Common Stock shall have been approved for quotation on the Nasdaq National Market or the American Stock Exchange.

          (h) Limit on JTS Dissenting Shares. No more than 5.0% of the shares of JTS Common Stock and JTS Series A Preferred Stock shall be Dissenting Shares or entitled to exercise any dissenters or appraisal rights with respect to the Merger.

          (i) Continuity of Interest Certificates. Atari shall have received from each of the JTS Significant Stockholders an executed Continuity of Interest Certificate as contemplated by Section 5.6 hereof. JTS shall have received from each of the Atari Significant Shareholders an executed Continuity of Interest Certificate as contemplated by Section 5.6 hereof.

          (j) Supplemental Indentures. To the extent required by the indenture related to the Atari Debentures or the indenture related to the Federated Debentures, Atari and JTS shall have entered into supplemental indentures with the trustees for such debentures, such supplemental indentures to be in a form reasonably satisfactory to counsel to Atari and counsel to JTS.

     6.2 Additional Conditions to Obligations of JTS. The obligations of JTS to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by JTS:

          (a) Representations, Warranties and Covenants. (i) The representations and warranties of Atari in this Agreement shall be true and correct in all respects on and as of the Effective Time as though such representations and warranties were made on and as of such time, except to the extent that the failure of such representations and warranties to be true and accurate in such respects has not had and could not reasonably be expected to have a Material Adverse Effect on Atari and its subsidiaries and (ii) Atari shall have performed and complied in all respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time, except to the extent that the failure to so perform or comply has not had and could not reasonably be expected to have a Material Adverse Effect on Atari and its subsidiaries.

          (b) Certificate of Atari. JTS shall have been provided with a certificate executed on behalf of Atari by its President and its Chief Financial Officer to the effect that, as of the Effective Time:

             (i) all representations and warranties made by Atari under this Agreement are true and complete in all respects except to the extent that the failure of such representations and warranties to be true and accurate in such respects has not had and could not reasonably be expected to have a Material Adverse Effect on Atari and its subsidiaries; and

             (ii) all covenants, obligations and conditions of this Agreement to be performed by Atari on or before such date have been so performed in all respects except to the extent that the failure to so perform or comply has not had and could not reasonably be expected to have a Material Adverse Effect on Atari and its subsidiaries.

          (c) Third Party Consents. JTS shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under any material contract of Atari or any of its Significant Subsidiaries or otherwise.

          (d) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting JTS' conduct or operation of the business of Atari and its subsidiaries, following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

          (e) Legal Opinions. JTS shall have received legal opinions from Wilson Sonsini Goodrich & Rosati, P.C. and Atari's Nevada counsel, which opinions shall be reasonably satisfactory to counsel to JTS.

          (f) No Material Adverse Changes. There shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of Atari and its subsidiaries, taken as a whole.

     6.3 Additional Conditions to the Obligations of Atari. The obligations of Atari to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by
Atari:

          (a) Representations, Warranties and Covenants. (i) The representations and warranties of JTS in this Agreement shall be true and correct in all respects on and as of the Effective Time as though such representations and warranties were made on and as of such time, except to the extent that the failure of such representations and warranties to be true and accurate in such respects has not had and could not reasonably be expected to have a Material Adverse Effect on JTS and its subsidiaries and
     (ii) JTS shall have performed and complied in all respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time, except to the extent that the failure to so perform or comply has not had and could not reasonably be expected to have a Material Adverse Effect on JTS and its subsidiaries.

          (b) Certificate of JTS. Atari shall have been provided with a certificate executed on behalf of JTS by its Chief Executive Officer and Chief Financial Officer to the effect that, as of the Effective Time:

             (i) all representations and warranties made by JTS under this Agreement are true and complete in all respects; except to the extent that the failure of such representations and warranties to be true and accurate in such respects has not had and could not reasonably be expected to have a Material Adverse Effect on JTS and its subsidiaries; and

             (ii) all covenants, obligations and conditions of this Agreement to be performed by JTS on or before such date have been so performed in all respects except to the extent that the failure to so perform or comply has not had and could not reasonably be expected to have a Material Adverse Effect on JTS and its subsidiaries.

          (c) Third Party Consents. Atari shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under any material contract of JTS or any of its subsidiaries or otherwise.

          (d) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting JTS' conduct or operation of the business of JTS and its subsidiaries, following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

          (e) Legal Opinion. Atari shall have received a legal opinion from Cooley Godward Castro Huddleson & Tatum, which opinion shall be reasonably satisfactory to counsel to Atari.

          (f) No Material Adverse Changes. There shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of JTS and its subsidiaries, taken as a whole.

          (g) Conversion of JTS Series A Preferred Stock. Each outstanding share of JTS Series A Preferred Stock shall be converted into one (1) share of JTS Common Stock.

          (h) Right of First Refusal and Co-Sale Agreement. The provisions of the Right of First Refusal and Co-Sale Agreement dated as of February 3, 1995 by and among JTS and certain other parties, as amended, shall have terminated.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     7.1 Termination. Notwithstanding approval of this Agreement by the stockholders of JTS or Atari, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

          (a) by mutual written consent of JTS and Atari;

          (b) by Atari if (i) it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of JTS, which has or can reasonably be expected to have a Material Adverse Effect on JTS and its subsidiaries, taken as a whole, and such breach has not been cured within five (5) days after written notice to JTS (provided that, no cure period shall be required for a breach which by its nature cannot be cured) or (ii) there shall be any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would prohibit JTS's ownership or operation of all or a material portion of the business of Atari or any of its subsidiaries, or compel Atari or any of Atari's subsidiaries or JTS or any of JTS's subsidiaries to dispose of or hold separate or otherwise relinquish all or a material portion of the business or assets of JTS or any of JTS's subsidiaries or Atari or any of Atari's subsidiaries as a result of the Merger.

          (c) by JTS if (i) it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Atari, which has or can reasonably be expected to have a Material Adverse Effect on Atari and its subsidiaries, taken as a whole, and such breach has not been cured within five (5) days after written notice to Atari (provided that, no cure period shall be required for a breach which by its nature cannot be cured) or (ii) there shall be any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would prohibit JTS's ownership or operation of all or a material portion of the business of JTS or any of its subsidiaries, or compel Atari or any of Atari's subsidiaries or JTS or any of JTS's subsidiaries to dispose of or hold separate or otherwise relinquish all or a material portion of the business or assets of JTS or any of JTS's subsidiaries or Atari or any of Atari's subsidiaries as a result of the Merger.

          (d) by any party hereto if: (i) the Closing has not occurred by July 31, 1996, (ii) there shall be a final, non-appealable order of a federal or state court in effect preventing consummation of the Merger; (iii) there shall be any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity which would make consummation of the Merger illegal;
     (iv) if JTS's stockholders do not approve the Merger and this Agreement by the requisite vote at JTS Stockholders Meeting; (v) if Atari's stockholders do not approve the Merger and this Agreement by the requisite vote at the Atari Stockholders Meeting; or (vi) if the Atari Board of Directors shall have accepted, approved or recommended to the shareholders of Atari a Superior Atari Proposal.

     Where action is taken to terminate this Agreement pursuant to this Section 7.1, it shall be sufficient for such action to be authorized by the Board of Directors of the party taking such action and for such party to then notify the other parties in writing of such action.

     7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Atari and JTS or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth this Agreement; provided that, the provisions of Section 7.3 (Expenses) and this Section 7.2 shall remain in full force and effect and survive any termination of this Agreement.

     7.3 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except that expenses incurred in connection with printing the Proxy Materials and the S-4

Registration Statement, registration and filing fees incurred in connection with the S-4 Registration Statement and the Proxy Materials and fees, costs and expenses associated with compliance with applicable state securities laws, listing of the JTS Common Stock on the Nasdaq National Market or the American Stock Exchange, and with HSR in connection with the Merger shall be shared equally by JTS and Atari.

     7.4 Amendment. The boards of directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided that an amendment made subsequent to adoption of the Agreement by the stockholders of JTS or Atari shall not (i) alter or change the amount or kind of consideration to be received on conversion of the Atari Common Stock, (ii) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms and conditions of the Agreement if such alteration or change would adversely affect the holders of Atari Common Stock.

     7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     8.1 Non-Survival at Effective Time. The representations, warranties and agreements set forth in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Article I, Section 5.8 (FIRPTA), Section
5.11 (Employee Benefit Plans), Section 5.12 (Atari Debentures), Section 5.13 (Form S-8), Section 5.14 (Tax Free Reorganization; Tax Returns), Section 5.16 (Indemnification), Section 5.20 (Best Efforts and Further Assurances), 7.3 (Expenses), and this Article VIII shall survive the Effective Time.

     8.2 Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, partner or employee of any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

     8.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to Atari, to:

        Atari Corporation
        455 South Mathilda Avenue
        Sunnyvale, California 94086
        Attention: Jack Tramiel
        Facsimile No.: (408) 328-0909
        Telephone No.: (408) 328-0900
        with a copy to:

        Wilson Sonsini Goodrich & Rosati, P.C.
        650 Page Mill Road
        Palo Alto, California 94304-1050
        Attention: Jeffrey D. Saper, Esq.
        Facsimile No.: (415) 493-6811
        Telephone No.: (415) 493-9300

     (b) if to JTS, to:

        JTS Corporation
        166 Baypointe Parkway
        San Jose, California 95134
        Attention: David T. Mitchell
        Facsimile No.: (408) 468-1619
        Telephone No.: (408) 468-1800

        with a copy to:

        Cooley Godward Castro Huddleson & Tatum
        Five Palo Alto Square
        Palo Alto, California 94306
        Attention: Andrei M. Manoliu, Esq.
        Facsimile No.: (415) 857-0663
        Telephone No.: (415) 843-5000

     8.4 Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     8.5 Counterparts. This Agreement may be executed in counterparts, both of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     8.6 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the JTS Disclosure Schedule and the Atari Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise.

     8.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     8.8 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

     8.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located in the County of Santa Clara, California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

     8.10 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     8.11 Amendment and Restatement. The parties hereto hereby consent and agree that this Agreement shall constitute an amendment and restatement of that certain Agreement and Plan of Reorganization by and among Atari, JTS and JTS Acquisition Corporation dated as of February 12, 1996.

     IN WITNESS WHEREOF, JTS and Atari have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

                                          JT STORAGE, INC.

                                          By:     /s/  David T. Mitchell

                                            ------------------------------------
                                                         President

                                          ATARI CORPORATION

                                          By:        /s/  Sam Tramiel

                                            ------------------------------------
                                                         President